Exhibit 99.1

For Immediate Release
August 21, 2007

Federal Home Loan Bank of San Francisco
Announces 2007 Board of Directors Election Results

San Francisco-The Federal Home Loan Bank of San Francisco today announced that incumbent directors W. Douglas Hile and David A. Funk have been declared elected to new terms on the Bank's board, each for a three-year term beginning January 1, 2008, and ending December 31, 2010.

Mr. Hile, who is in the director position designated for the state of Arizona, is Chairman and Chief Executive Officer of Meridian Bank, N.A., Wickenburg, Arizona. Mr. Funk, who is in one of the director positions designated for the state of Nevada, is Director and President of Nevada Security Bank, Reno, Nevada.

Mr. Hile and Mr. Funk were the only nominees in their respective states and have been declared elected under Federal Housing Finance Board regulations.

About the Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Federal Home Loan Bank of San Francisco is one of 12 regional banks in the FHLBank System, which is celebrating 75 years of service to members and communities this year.

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Contact:
Lucia Marquès, (415) 616-2786
marquesl@fhlbsf.com